Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports 2025 Third Quarter Results

Reports Third Quarter Sales of $2.69 billion

Reports Earnings per Share of $3.04 and Adjusted1 Earnings per Share of $3.20

Updates Outlook for 2025 Earnings per Share to a Range of $9.75 to $10.25 and
Adjusted1 Earnings per Share to a Range of $10.50 to $11.00

Declares Quarterly Cash Dividend of $0.51 Per Share

OSHKOSH, Wis. (October 29, 2025) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported 2025 third quarter net income of $196.2 million, or $3.04 per diluted share, compared to net income of $180.3 million, or $2.75 per diluted share, for the third quarter of 2024. Adjusted1 net income was $206.6 million, or $3.20 per diluted share, for the third quarter of 2025 compared to $192.5 million, or $2.93 per diluted share, for the third quarter of 2024. Earnings per share in the third quarter of 2025 included a $0.30 benefit from the resolution of a multi-year U.S. federal income tax audit. Comparisons in this news release are to the third quarter of 2024, unless otherwise noted.

Consolidated sales in the third quarter of 2025 decreased $52.8 million, or 1.9 percent, to $2.69 billion primarily due to lower sales volume in the Access segment, partially offset by higher sales volume in the Vocational and Transport segments. Improved pricing also benefited sales in the third quarter of 2025.

Consolidated operating income in the third quarter of 2025 decreased 2.2 percent to $260.4 million, or 9.7 percent of sales, compared to $266.2 million, or 9.7 percent of sales, in the third quarter of 2024. The decrease in operating income was primarily due to lower sales volume and increased warranty costs, offset in part by lower selling, general and administrative expenses.

Adjusted1 operating income in the third quarter of 2025 decreased 2.9 percent to $274.3 million, or 10.2 percent of sales, compared to $282.5 million, or 10.3 percent of sales, in the third quarter of 2024.

“Oshkosh delivered solid third quarter results in a difficult environment, with adjusted earnings per share of $3.20 and an adjusted operating margin of 10.2 percent,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “Our performance reflects our commitment to cost discipline and our focus on improved

Oshkosh Corporation Reports Results for 2025 Third Quarter

October 29, 2025

cash flow across the company as we advance our key strategic initiatives and strong end-market demand for our products despite the near-term macroeconomic environment. In particular, strong execution in our Vocational segment resulted in improved throughput for municipal fire apparatus and growth in airport products, contributing to a nearly 19 percent increase in Vocational revenue.

“In Access, we delivered double-digit operating margin while continuing to navigate near-term challenging market conditions. In Transport, we are ramping production of the Next Generation Delivery Vehicle and continuing to support our customers with critical technologies on our tactical wheeled vehicles. Our consolidated backlog remains solid and provides a strong foundation as we look forward.

“Based on the current demand and production environment, we are revising our 2025 adjusted earnings per share outlook to a range of $10.50 to $11.00.

“Our strong foundation and purpose-driven culture give us confidence in the path ahead. We're building momentum toward our goals for 2028, creating long-term value for our customers, team members and shareholders alike,” added Pfeifer.

Factors affecting third quarter results for the Company’s business segments included:

Access - Access segment sales for the third quarter of 2025 decreased $253.6 million, or 18.6 percent, to $1.11 billion primarily due to reduced sales volume in North America and higher sales discounts.

Access segment operating income in the third quarter of 2025 decreased 43.2 percent to $118.0 million, or 10.6 percent of sales, compared to $207.9 million, or 15.2 percent of sales, in the third quarter of 2024. The decrease was primarily due to lower sales volume and higher sales discounts, offset in part by lower selling, general and administrative expense.

Adjusted1 operating income in the third quarter of 2025 was $121.8 million, or 11.0 percent of sales, compared to $211.4 million, or 15.5 percent of sales, in the third quarter of 2024.

Vocational - Vocational segment sales for the third quarter of 2025 increased $153.8 million, or 18.9 percent, to $968.0 million due to higher sales volume, largely as a result of increased production rates, and improved pricing.

Vocational segment operating income in the third quarter of 2025 increased 42.3 percent to $141.7 million, or 14.6 percent of sales, compared to $99.6 million, or 12.2 percent of sales, in the third quarter of 2024. The increase was primarily due to higher sales volume and improved price/cost dynamics, partially offset by higher warranty expense and unfavorable sales mix.

Adjusted1 operating income in the third quarter of 2025 was $151.1 million, or 15.6 percent of sales, compared to $111.6 million, or 13.7 percent of sales, in the third quarter of 2024.

Transport - Transport segment sales for the third quarter of 2025 increased $47.5 million, or 8.8 percent, to $587.9 million as the ramp-up of Next Generation Delivery Vehicle production for the United States Postal Service, higher international tactical wheeled vehicle sales volume and a one-time license of JLTV-related intellectual property to the U.S. government were offset in part by the wind-down of the domestic Joint Light Tactical Vehicle program.

Transport segment operating income in the third quarter of 2025 increased 226.8 percent to $36.6 million, or 6.2 percent of sales, compared to $11.2 million, or 2.1 percent of sales, in the third quarter of 2024. The increase was primarily due to income on the license of intellectual property of $25.0 million and improved pricing, offset in part by higher warranty expense.

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Oshkosh Corporation Reports Results for 2025 Third Quarter

October 29, 2025

Corporate and other - Net operating costs for corporate and other in the third quarter of 2025 decreased $16.6 million to $35.9 million primarily due to the timing of healthcare charges between Corporate and the segments and lower incentive compensation accruals.

Interest Expense Net of Interest Income - Interest expense net of interest income in the third quarter of 2025 decreased $3.6 million to $28.1 million.

Miscellaneous, net - Miscellaneous income, net in the third quarter of 2025 was $6.1 million compared to $3.6 million in the third quarter of 2024, primarily due to gains on investments.

Provision for Income Taxes - The Company recorded income tax expense in the third quarter of 2025 of $41.7 million, or 17.5 percent of pre-tax income, compared to $56.6 million, or 23.8 percent of pre-tax income, in the third quarter of 2024. Income taxes in the third quarter of 2025 included a benefit of $19.1 million from the resolution of a multi-year U.S. federal income tax audit.

Repurchases of common stock - The Company repurchased 666,359 shares of common stock in the third quarter of 2025 for $90.6 million. Share repurchases completed during the previous twelve months benefited earnings per share in the third quarter of 2025 by $0.05 compared to the third quarter of 2024.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.51 per share of Common Stock. The dividend will be payable on December 1, 2025 to shareholders of record as of November 17, 2025.

Nine-month Results

The Company reported net sales for the first nine months of 2025 of $7.73 billion and net income of $513.2 million, or $7.92 per diluted share. This compares with net sales of $8.13 billion and net income of $528.3 million, or $8.02 per diluted share, for the nine months ended September 30, 2024. The decrease in net income for the first nine months of 2025 compared to the nine months ended September 30, 2024 was primarily due to lower sales volume and higher warranty expense, offset in part by lower intangible asset impairments, the resolution of a federal income tax audit, favorable sales mix, improved performance of the Company's investments and lower selling, general and administrative expenses.

Adjusted1 net income for the first nine months of 2025 was $552.0 million, or $8.52 per diluted share, compared to $603.4 million, or $9.16 per diluted share, for the nine months ended September 30, 2024.

2025 Expectations

The Company expects its 2025 diluted earnings per share to be between $9.75 and $10.25 and its adjusted1 earnings per share to be between $10.50 and $11.00, down $0.50 from its previous guidance on the low end. The Company expects net sales to be between $10.3 billion and $10.4 billion in 2025, compared to its most recent estimate of $10.6 billion due to lower anticipated sales volume in the Transport and Access segments.

Conference Call

The Company will host a conference call at 9:30 a.m. EDT this morning to discuss its third quarter results and 2025 expectations. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

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Oshkosh Corporation Reports Results for 2025 Third Quarter

October 29, 2025

Forward-Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, growth and drivers, capital allocation, resiliency, targets, projected sales, costs, margins, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse and recycling collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the impact of orders and costs on the U.S. Postal Service contract; risks that the trade war and related tariffs could reduce the demand for or competitiveness of the Company’s products or cause inefficiencies in the Company's supply chain; the Company’s ability to increase prices to raise margins or to offset higher input costs; the Company's ability to accurately predict future input costs associated with U.S. Department of Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to realize the anticipated benefits associated with the AeroTech acquisition; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; budget uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms or a prolonged federal government shutdown; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate other acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

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Oshkosh Corporation Reports Results for 2025 Third Quarter

October 29, 2025

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, purpose-built equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs over 18,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, MAXIMETAL, Oshkosh® S-Series™, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh AeroTech™, Oshkosh® Defense and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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Oshkosh Corporation Reports Results for 2025 Third Quarter

October 29, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$2,688.6	$2,741.4	$7,733.5	$8,132.1
Cost of sales	2,218.1	2,235.4	6,338.6	6,610.0
Gross income	470.5	506.0	1,394.9	1,522.1

Operating expenses:
Selling, general and administrative	196.2	226.4	620.5	643.2
Amortization of purchased intangibles	13.9	13.4	41.2	40.5
Intangible asset impairments	—	—	5.7	51.6
Total operating expenses	210.1	239.8	667.4	735.3
Operating income	260.4	266.2	727.5	786.8

Other income (expense):
Interest expense	(30.6)	(33.6)	(87.7)	(88.0)
Interest income	2.5	1.9	6.5	5.2
Miscellaneous, net	6.1	3.6	13.9	0.1
Income before income taxes and losses of unconsolidated affiliates	238.4	238.1	660.2	704.1
Provision for income taxes	41.7	56.6	143.7	164.8
Income before losses of unconsolidated affiliates	196.7	181.5	516.5	539.3
Losses of unconsolidated affiliates	(0.5)	(1.2)	(3.3)	(11.0)
Net income	$196.2	$180.3	$513.2	$528.3

Earnings per share:
Basic	$3.06	$2.76	$7.96	$8.06
Diluted	3.04	2.75	7.92	8.02

Basic weighted-average shares outstanding	64,123,621	65,329,124	64,481,466	65,529,283
Dilutive equity-based compensation awards	469,920	334,074	329,495	363,454
Diluted weighted-average shares outstanding	64,593,541	65,663,198	64,810,961	65,892,737

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Oshkosh Corporation Reports Results for 2025 Third Quarter

October 29, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$211.8	$204.9
Receivables, net	1,451.0	1,254.7
Unbilled receivables, net	680.7	636.5
Inventories	2,457.8	2,265.7
Income taxes receivable	37.6	51.2
Other current assets	102.8	114.5
Total current assets	4,941.7	4,527.5
Property, plant and equipment:
Property, plant and equipment	2,525.2	2,394.6
Accumulated depreciation	(1,276.0)	(1,178.1)
Property, plant and equipment, net	1,249.2	1,216.5
Goodwill	1,447.4	1,410.1
Purchased intangible assets, net	743.4	777.6
Deferred income taxes	200.4	259.0
Deferred contract costs	834.1	842.6
Other non-current assets	424.3	389.8
Total assets	$9,840.5	$9,423.1

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$106.7	$362.3
Accounts payable	962.1	1,143.4
Customer advances	673.3	648.8
Payroll-related obligations	222.2	246.2
Income taxes payable	85.8	140.1
Other current liabilities	451.3	446.5
Total current liabilities	2,501.4	2,987.3
Long-term debt	1,099.7	599.5
Non-current customer advances	1,151.5	1,154.4
Deferred income taxes	25.9	26.9
Other non-current liabilities	524.7	502.9
Commitments and contingencies
Shareholders’ equity	4,537.3	4,152.1
Total liabilities and shareholders’ equity	$9,840.5	$9,423.1

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Oshkosh Corporation Reports Results for 2025 Third Quarter

October 29, 2025

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating activities:
Net income	$513.2	$528.3
Depreciation and amortization	165.8	146.4
Intangible asset impairments	5.7	51.6
Stock-based incentive compensation	29.5	29.4
Deferred income taxes	55.0	9.8
Other non-cash adjustments	(2.2)	12.9
Changes in operating assets and liabilities	(583.7)	(1,019.1)
Net cash provided by (used in) operating activities	183.3	(240.7)

Investing activities:
Additions to property, plant and equipment	(105.6)	(193.5)
Additions to equipment held for rental	(32.3)	(6.1)
Acquisition of businesses, net of cash acquired	(0.9)	(120.8)
Proceeds from sale of business	—	7.0
Other investing activities	2.5	3.8
Net cash used in investing activities	(136.3)	(309.6)

Financing activities:
Proceeds from issuance of debt	3,636.5	3,588.0
Repayments of debt	(3,392.8)	(2,828.8)
Dividends paid	(98.3)	(90.1)
Repurchases of Common Stock	(159.3)	(65.6)
Other financing activities	(37.7)	(17.8)
Net cash provided by (used in) financing activities	(51.6)	585.7

Effect of exchange rate changes on cash and cash equivalents	11.5	0.1
Increase in cash and cash equivalents	6.9	35.5
Cash and cash equivalents at beginning of period	204.9	125.4
Cash and cash equivalents at end of period	$211.8	$160.9

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Oshkosh Corporation Reports Results for 2025 Third Quarter

October 29, 2025

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Sales
Access
Aerial work platforms	$556.5	$631.7	$1,645.3	$1,898.3
Telehandlers	260.8	445.0	830.4	1,247.0
Other	292.4	286.6	847.1	862.4
Total Access	1,109.7	1,363.3	3,322.8	4,007.7
Vocational
Municipal fire apparatus	405.5	320.3	1,133.3	957.2
Airport products	251.2	214.5	722.6	628.1
Refuse and recycling vehicles	185.3	168.1	587.8	492.3
Other	126.0	111.3	360.8	352.1
Total Vocational	968.0	814.2	2,804.5	2,429.7
Transport
Defense	441.6	508.0	1,226.3	1,552.7
Delivery vehicles	146.3	32.4	303.7	68.7
Total Transport	587.9	540.4	1,530.0	1,621.4
Corporate and other	23.0	23.5	76.2	73.3
Consolidated	$2,688.6	$2,741.4	$7,733.5	$8,132.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating Income (Loss)
Access	$118.0	$207.9	$402.7	$662.5
Vocational	141.7	99.6	406.8	286.2
Transport	36.6	11.2	55.0	36.4
Corporate and other	(35.9)	(52.5)	(137.0)	(198.3)
Consolidated	$260.4	$266.2	$727.5	$786.8

	September 30,
	2025	2024
Period-end backlog:
Access	$721.2	$2,132.9
Vocational	6,400.8	5,911.9
Transport	6,470.2	6,212.0
Corporate and other	97.8	61.2
Consolidated	$13,690.0	$14,318.0

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Oshkosh Corporation Reports Results for 2025 Third Quarter

October 29, 2025

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. However, while adjusted operating income, adjusted net income and adjusted earnings per share exclude amortization of purchased intangibles and intangible asset impairments, revenue and earnings of acquired companies are reflected in adjusted operating income, adjusted net income and adjusted earnings per share and intangible assets contribute to the generation of revenue and earnings. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Access segment operating income (GAAP)	$118.0	$207.9	$402.7	$662.5
Amortization of purchased intangibles	3.8	2.6	12.6	7.2
Amortization of inventory step-up	—	0.9	—	0.9
Adjusted Access segment operating income (non-GAAP)	$121.8	$211.4	$415.3	$670.6

Vocational segment operating income (GAAP)	$141.7	$99.6	$406.8	$286.2
Amortization of purchased intangibles	9.4	12.0	31.0	36.0
Adjusted Vocational segment operating income (non-GAAP)	$151.1	$111.6	$437.8	$322.2

Corporate and other operating loss (GAAP)	$(35.9)	$(52.5)	$(137.0)	$(198.3)
Amortization of purchased intangibles	0.7	0.8	2.2	3.5
Intangible asset impairments	—	—	5.7	51.6
Adjusted corporate and other operating loss (non-GAAP)	$(35.2)	$(51.7)	$(129.1)	$(143.2)

Consolidated operating income (GAAP)	$260.4	$266.2	$727.5	$786.8
Amortization of purchased intangibles	13.9	15.4	45.8	46.7
Intangible asset impairments	—	—	5.7	51.6
Amortization of inventory step-up	—	0.9	—	0.9
Adjusted consolidated operating income (non-GAAP)	$274.3	$282.5	$779.0	$886.0

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Oshkosh Corporation Reports Results for 2025 Third Quarter

October 29, 2025

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Provision for income taxes (GAAP)	$41.7	$56.6	$143.7	$164.8
Income tax effects of adjustments	3.5	4.1	12.7	24.1
Adjusted provision for income taxes (non-GAAP)	$45.2	$60.7	$156.4	$188.9

Net income (GAAP)	$196.2	$180.3	$513.2	$528.3
Amortization of purchased intangibles	13.9	15.4	45.8	46.7
Intangible asset impairments	—	—	5.7	51.6
Amortization of inventory step-up	—	0.9	—	0.9
Income tax effects of adjustments	(3.5)	(4.1)	(12.7)	(24.1)
Adjusted net income (non-GAAP)	$206.6	$192.5	$552.0	$603.4

Earnings per share-diluted (GAAP)	$3.04	$2.75	$7.92	$8.02
Amortization of purchased intangibles	0.21	0.23	0.71	0.71
Intangible asset impairments	—	—	0.09	0.78
Amortization of inventory step-up	—	0.01	—	0.01
Income tax effects of adjustments	(0.05)	(0.06)	(0.20)	(0.36)
Adjusted earnings per share-diluted (non-GAAP)	$3.20	$2.93	$8.52	$9.16

	2025 Expectations
	Low	High
Earnings per share-diluted (GAAP)	$9.75	$10.25
Amortization of purchased intangibles, net of tax	0.68	0.68
Intangible asset impairments, net of tax	0.07	0.07
Adjusted earnings per share-diluted (non-GAAP)	$10.50	$11.00

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